                                                                      Exhibit 11


                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
                 Computation of Per Share Earnings (Unaudited)
                                 (In millions)


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
                                                      Six Months
                                                    Ended June 30,
                                                    --------------
Primary earnings per share
- --------------------------
                                                    1995       1994
                                                    ----       ----
Primary earnings:

Net income                                          $82.0     $42.9

Less ESOP preferred dividend, net of tax benefit     (2.8)     (3.5)
                                                    -----     -----
Net income                                          $79.2     $39.4
                                                    =====     =====

Primary shares:

Weighted average shares outstanding                  24.3      19.8

Weighted average common share equivalents
  assuming the conversion of Series A Conversion
  Preferred Stock at the date of issuance               -       2.7
                                                    -----     -----
Primary shares                                       24.3      22.5
                                                    =====     =====
Primary net income per common share                 $3.26     $1.78
                                                    =====     =====

Fully diluted earnings per share
- --------------------------------

Fully diluted earnings:

Net income                                          $82.0     $42.9

Less additional ESOP contribution                    (1.2)     (1.5)
                                                    -----     -----
Net income                                          $80.8     $41.4
                                                    =====     =====

Fully diluted shares:

Weighted average number of common
  shares outstanding and common
  stock equivalents                                  24.3      22.5

 Dilutive effect of ESOP preferred stock              1.6       1.5
                                                    -----     -----
Fully diluted shares                                 25.9      24.0
                                                    =====     =====
Fully diluted net income per common share           $3.12     $1.72
                                                    =====     =====
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